Exhibit 99.1

Press Release
November 24, 2021
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Announces Appointment of New Board Member

FORT WAYNE, INDIANA, November 24, 2021 / PRNewswire / (NASDAQ/GS: STLD) Steel Dynamics, Inc. today announced that its Board of Directors has appointed Luis M. Sierra as an independent member of the Company’s Board of Directors. The appointment is for the balance of a one-year term ending May 2022, coinciding with the Company’s regularly scheduled Annual Meeting of Stockholders.

Mr. Luis Sierra, age 58, will serve as an independent director of Steel Dynamics and will also serve as a member of the Steel Dynamics Compensation Committee.

From July 2020 through present, Mr. Sierra serves as the President and Chief Executive Officer of NOVA Chemicals Corporation (“NOVA”), with annual 2020 revenues of $3.2 billion and 2,400 worldwide team members. NOVA is a Canadian-based privately held company with operations in Canada and the United States, producing ethylene, polyethylene, and other chemical co-products. Prior to this time, Mr. Sierra had an over 30-year career with BP, holding various leadership positions, including most recently from 2013 to 2016 as the President of BP Aromatics, Americas, Europe and Middle East, and from 2016 to 2020 as the Chief Executive Officer of BP Global Aromatics, a $5 billion global chemicals business.

Among numerous strong leadership characteristics, Mr. Sierra brings a strong background in industrial and international operations, commercial and organizational strategy, and financial acumen to the Steel Dynamics Board. Mr. Sierra also has worked extensively outside of the United States and is bilingual, speaking Spanish. He holds a Bachelor’s degree in Mechanical Engineering from the University of Florida, a Master’s degree in Mechanical Engineering from Georgia Institute of Technology, and an M.B.A. in Business Administration from the University of Chicago. He does not sit on any other public company boards.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

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